PITANIUM LIMITED

Free writing prospectus dated May 7, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to the preliminary prospectus dated May 7, 2025
Registration No. 333-284998

PITANIUM BIG PI

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

This presentation has been prepared by Pitanium Limited **("Pitanium" or the "Company")** solely for information purposes. This presentation does not constitute an offer sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Specifically, this presentation does not constitute a "prospectus" within the meaning of the U.S. Securities Act of 1933, as amended (the "Securities Act"). This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. No securities of the Company may be offered or sold in the United States without registration with the United States Securities and Exchange Commission (the "SEC") or an exemption from such registration pursuant to the Securities Act and the rules and regulations thereunder. Any public offering of the Company' s securities to be made in the United States will be made by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company, its subsidiaries and consolidated affiliated entities and its management as well as the consolidated financial statements of the Company and risks and uncertainties associated with the Company' s business and industry. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made on the basis of the information contained in the statutory prospectus included in the registration statement. The prospectus can be obtained free of charge from the SEC' s website at www.sec.gov.

Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein. By attending this presentation, you acknowledge and agree that none of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation.

This presentation may contain additional trademarks, service marks and trade names of others. Such trademarks, service marks and trade names are the property of their respective owners. We do not intend our use or display of other companies' trademarks, service marks or trade names to imply an endorsement or sponsorship of us by any other person.

This presentation speaks as of the date hereof. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date.

This presentation contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to projected financial and operating results, market opportunity and business prospects of the Company. These statements can be recognized by the use of words such as "expects," "plans," "will," "estimates," "projects," "intends," "anticipates," "believes," "confident" or words of similar meaning. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward-looking statements as a result of various factors and assumptions, many of which are beyond the Company' s control. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although it is believed that there is a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statement are not guarantees of future performance and that the actual results of operation, financial condition and liquidity, and the development of the industries in which we operation may differ materially from the forward looking statement contained in this presentation as a result of, among other factors, the factors referenced in the "Risk factor" section of the preliminary prospectus contained in the registration statement on Form F-1 initially filed with the SEC on February 14, 2025 , as amended thereafter.

The Company and its affiliates, directors, officers, employees, advisors, representatives and underwriters assume no obligation to and do not undertake to update such forward-looking statements to reflect future events or circumstances.

By attending this presentation, you acknowledge that you will be solely responsible for your own assessment of the market and the market position of the Company and that you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of the business of the Company.

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

CONTENT

DEFINITIONS

01. CAGR
Compounded annual growth rate

02. Company
Pitanium Limited, a BVI business company with limited liability incorporated under the laws of BVI, and the holding company of our businesses

03. FY2023 and FY2024
For the years ended September 30, 2023 and 2024, respectively

04. Group
Our operating subsidiary and its subsidiary

05. HK$
The legal currency of Hong Kong

06. Hong Kong
The Hong Kong Special Administrative Region of the People' s Republic of China

07. HWS
Here We Seoul Limited, a company with limited liability incorporated under the laws of Hong Kong, and a wholly-owned subsidiary of the Company

08. Mr. Wong
Mr. Ying Yeung Wong

09. Ms. Young
Ms. Yuen Yi Young

10. ODM
Original design manufacturing

11. OEM
Original equipment manufacturing

OFFERING SUMMARY

Issuer	**Pitanium Limited**
Security	Class A Ordinary Shares
Proposed Nasdaq Capital Market Symbol	PTNM
Shares Outstanding Prior to Completion of the Offering	18,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares
Number of Shares Being Offered	1,750,000 Class A Ordinary Shares (or 2,012,500 Class A Ordinary Shares if the underwriter exercises its overallotment option to purchase additional Class A Ordinary Shares in full)
Offering Price per Share	Between US$4 and US$5 per Class A Ordinary Share
Number of Ordinary Shares Outstanding After the Offering	19,750,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares
Growth Strategies & Use of Proceeds	• Approximately 15% for enhancing customer experience through launching a mobile application • Approximately 20% for developing a new line of products solely for home treatment • Approximately 15% for expanding its product portfolio and explore new suppliers • Approximately 20% for further enhancing its marketing strategies • The balance, approximately 30%, to fund working capital and for other general corporate purposes
Underwriter	Cathay Securities, Inc.

COMPANY OVERVIEW

Our operating subsidiary is a retailer in Hong Kong focusing on the sale of our proprietary brand products, namely PITANIUM and BIG PI online. Our operating subsidiary also generates revenue from the offline sale at six retail stores situated in Hong Kong' s premier shopping destinations.

01

PITANIUM

The brand "PITANIUM" was launched in 2019 and began by offering high-end skincare and haircare products to spas in Hong Kong.

These brand products were later offered for sale to retail customers, which allows customers to enjoy the use of professional skincare and haircare products in the comfort of their homes, thereby promoting their health and well-being.

02

BIG PI

The brand "BIG PI" was launched in 2023 and offers whole sets of products to our operating subsidiary' s retail customers using different product formulas.

COMPANY OVERVIEW (CONT' D)


CORPORATE STRUCTURE
Mr. Wong
Ms. Young
Ms. Xu Heli
Mr. Wang Wenzhang
Public Shareholding
Pre-IPO / Post-IPO
8,333,330/8,333,330 Class A Ordinary Shares
1,500,000/1,500,000 Class B Ordinary Shares
46.30% / 42.19%
8,333,330/8,333,330 Class A Ordinary Shares
1,500,000/1,500,000 Class B Ordinary Shares
46.30% / 42.19%
666,670/666,670 Class A Ordinary Shares
3.7% / 3.38%
666,670/666,670 Class A Ordinary Shares
3.7% / 3.38%
0/1,750,000 Class A Ordinary Shares
0% / 8.86%
Pitanium Limited
100%
Here We Seoul Limited
HK

COMPANY OVERVIEW (CONT’ D)

As of September 30, 2024, our operating subsidiary’ s product portfolio comprised 99 stock-keeping units under both brands, including 38 units in skincare products, 19 units in haircare products, 22 units in cosmetic products and 20 units in other products.

SKINCARE PRODUCTS

mainly include facial-care products such as serums, cleansing products, face masks and toners.

HAIRCARE PRODUCTS

mainly include shampoo, conditioners, hair treatment and hair masks.

COSMETIC PRODUCTS

mainly include primer, compact powder, eyeliner, mascara and lipsticks.

OTHER PRODUCTS

mainly include the body-care products such as deodorant, makeup remover, cuticle oil as well as health supplements, laundry detergents and dishwashing detergents.

COMPANY OVERVIEW (CONT' D)

The following tables set forth our operating subsidiary' s signature skincare products:

THE PINK WATER

Function: moisturizer



Retail price(Note 1):
HK$880

Shelf life(Note 2):
3 years

THE NIGHT KEEPER

Function: night mask


PITANIUM

Retail price(Note 1):
HK$980

Shelf life(Note 2):
3 years

TURMERIC + PINEAPPLE CONCENTRATE

Function: brightening essence


PITANIUM

Retail price(Note 1):
HK$780

Shelf life(Note 2):
3 years

DEEP EYE PASSION

Function: eye cream


PITANIUM

Retail price(Note 1):
HK1,480

Shelf life(Note 2):
3 years

ABSORBLUTELY CLEANSING FORMULA

Function: facial cleanser


PITANIUM

Retail price(Note 1):
HK$780

Shelf life(Note 2):
3 years

Notes:
1. The retail price reflects the price set out at the online shop and retail shop as at September 30, 2024 before discount.
2. The shelf life is calculated from the date of manufacturing.

COMPANY OVERVIEW (CONT’ D)

The following tables set forth our operating subsidiary’ s signature haircare products:

PI-SHAMPOO

PI-REVIVE (For sensitive/dry/normal hair)
PI-REGROW (For extremely dry scalp)
PI-SCALING(For oily scalp)

Function: shampoo

Retail price(Note 1):
HK$1,280

Shelf life(Note 2):
3 years


PITANIUM

PI-COOLING CONDITIONER

Function: conditioner

Retail price(Note 1):
HK$508 - 1,280

Shelf life(Note 2):
3 years


PITANIUM

PI-UP SHAMPOO

Function: shampoo

Retail price(Note 1):
HK$1,280
Shelf life(Note 2):
3 years


PITANIUM

NEVER FRAGILE HAIR

Function: hair serum

Retail price(Note 1):
HK480

Shelf life(Note 2):
3 years



NEVER FRIZZY HAIR

Function: hair oil

Retail price(Note 1):
HK$480

Shelf life(Note 2):
3 years



Notes:
1. The retail price reflects the price set out at the online shop and retail shop as at September 30, 2024 before discount.
2. The shelf life is calculated from the date of manufacturing.

COMPANY OVERVIEW (CONT' D)

The following tables set forth our operating subsidiary' s signature cosmetic products:

LASH OUT + LASH LOUD

Function: mascara


PITANIUM

Retail price(Note 1):
HK$328

Shelf life(Note 2):
1.5 years

PI- BROWS

Function: eye-brow pencil


PITANIUM

Retail price(Note 1):
HK$298

Shelf life(Note 2):
3 years

NEVER DUSTY FACE

Function: compact powder


PITANIUM
PITANIUM

Retail price(Note 1):
HK$548

Shelf life(Note 2):
3 years

NEVER CAKE FACE

Function: compact powder


PITANIUM
PITANIUM

Retail price(Note 1):
HK680

Shelf life(Note 2):
3 years

PI-RECOVERY BASE

Function: suncareen


PITANIUM

Retail price(Note 1):
HK$780

Shelf life(Note 2):
3 years

Notes:
1. The retail price reflects the price set out at the online shop and retail shop as at September 30, 2024 before discount.
2. The shelf life is calculated from the date of manufacturing.

COMPANY OVERVIEW (CONT’ D)

The following tables set forth our operating subsidiary’ s signature other products:

NEVER LOOK MESSY

Function: makeup cloth



PITANIUM
REFRESHING CLOTH

Retail price(Note 1):
HK$168-504

Shelf life(Note 2):
3 years

NO AGE XXL

Function: health supplement



PITANIUM

Retail price(Note 1):
HK$2,280

Shelf life(Note 2):
3 years

O’ OIL MY NAIL

BIG PI

Function: nail strengthener



Retail price(Note 1):
HK$328

Shelf life(Note 2):
3 years

LAUNDRY CLEANSING FAIRIES + LAUNDRY SOFTENING FAIRIES

BIG PI

Function: laundry detergent



BIG PI
BIG PI

Retail price(Note 1):
HK$398

Shelf life(Note 2):
2 years

SKIN ESSENTIAL WASH GENIE

BIG PI

Function: dishwashing detergent



BIG PI

Retail price(Note 1):
HK$238

Shelf life(Note 2):
3 years

Notes:
1. The retail price reflects the price set out at the online shop and retail shop as at September 30, 2024 before discount.
2. The shelf life is calculated from the date of manufacturing.

COMPANY OVERVIEW (CONT’ D)

Marketing:

Our operating subsidiary utilizes various marketing approaches to reach out to more customers, including influencer marketing, social media marketing, performance marketing and retention marketing. The following diagram illustrates the types of marketing channel that we utilize:

EMAIL CAMPAIGNS

Our operating subsidiary uses email to deliver information, such as newsletters, product updates, users’ tips and experiences to prospective and existing customers.

MEDIA EXPOSURE

blogs, magazines or other digital forums provide a great platform for business to showcase our operating subsidiary’ s brands and products.

LIVE CHAT

Our operating subsidiary has a team of well-trained customer service representatives available to give recommendations to customers and support their decision-making via live chat, social messaging, emails or phone calls.

SOCIAL MEDIA MARKETING

Our operating subsidiary has strong social media presence with approximately 19.6 thousand Instagram followers, 1.6 million YouTube views and 320 thousand Facebook followers as of September 30, 2024.

INFLUENCER MARKETING

Our operating subsidiary engages influencers for our content-driven marketing campaigns, in order to generate traffic and drive sales on our operating subsidiary’ s platform.

SEARCH ENGINE ADVERTISING

Our operating subsidiary displays contextual advertising on major search engines, such as Google’ s advertising networks on a pay-per-click basis.

PROMOTIONAL EVENTS

Our operating subsidiary may offers electronic coupons from time to time, allowing customers to enjoy a discount upon online checkout.

RETENTION MARKETING

Our operating subsidiary primarily fosters customer loyalty through customer membership program, where customers receive exclusive membership benefits and promotions via email or web push notifications. Our operating subsidiary also offers a referral program, which allows existing members to invite friends to join the membership program whereby both the existing customers and the referred customers would be awarded of product discounts or other benefits.

COMPANY OVERVIEW (CONT’ D)

Sales Channels:
Our operating subsidiary distributes products through online and offline channels.

ONLINE



Our operating subsidiary utilizes an easy-to-use online shop, i.e. www.pitanium.com to enable customers to purchase the products. Approximately 37,700 and 38,500 orders were placed on our operating subsidiary’ s online shop for FY2023 and FY2024, respectively.

OFFLINE


PITANIUM

Our operating subsidiary strives to captivate the public’ s attention by creating unique store designs that boldly represent our operating subsidiary’ s brands across the retail stores and to increase the traffic flow of our operating subsidiary’ s retail stores, strategically opened at prime or major shopping areas in Hong Kong.

SHA TIN
439 sqf

TSIM SHA TSUI
193 sqf

CAUSEWAY BAY
312 sqf

MONG KOK
323 sqf

TUEN MUN
190 sqf

YUEN LUNG
527 sqf

OUR OPERATING SUBSIDIARY STORES

INVESTMENT HIGHLIGHTS

01

Our operating subsidiary is committed to excellence in product design and development that yields high quality products

02

Our operating subsidiary conducts marketing and promotion initiatives to boost our operating subsidiary's proprietary brands' reputation

03

Integration of online and offline channels achieving an effective reach of customers

04

Our operating subsidiary has an experienced senior management and dedicated workforce

EXCELLENCE IN PRODUCT DESIGN AND DEVELOPMENT

Our operating subsidiary believes that the quality of product inspires customers' confidence and is the key to gaining customer loyalty to our operating subsidiary's proprietary brands, PITANIUM and BIG PI.

INNOVATIVE PRODUCT SOLUTIONS

Our operating subsidiary's research and development team and the creative and marketing team collaborate closely to transform aesthetic concepts and market insights into innovative product solutions. Our operating subsidiary regularly enhances and upgrades our operating subsidiary's product offerings on a quarterly basis in terms of ingredients, formula and concepts to cater to the evolving needs of customers, ensuring our operating subsidiary stays responsive to market trends and competitive in the industry.

QUALITY OF OUR OPERATING SUBSIDIARY'S PRODUCTS

Product quality is core to our operating subsidiary 's business. Our operating subsidiary carefully selects ingredients and product formula to enhance product functionality and durability and mandates that each product undergoes a thorough and time-intensive process prior to every product launch. Our operating subsidiary also specifically selects OEM/ODM suppliers based on stringent criteria to ensure the quality of our operating subsidiary's products.

HIGH STANDARDS OF QUALITY & CONSISTENCY

By engaging with ODM suppliers, our operating subsidiary gains access to their technical expertise, manufacturing facilities and quality control processes. This allows our operating subsidiary to focus on core competencies such as product conceptualization, design and branding, while ensuring that the products are manufactured to high standards of quality and consistency.

BRAND REPUTATION

By using the below means, our operating subsidiary is able to formulate and adjust the marketing and promotional strategies, and updating our operating subsidiary' s product portfolio based on customers' shopping sentiments.

CUSTOMER ENGAGEMENT AND NEEDS ASSESSMENT

Our operating subsidiary maintains close interactions with customers to identify and respond to their needs as well as the latest market trends by regularly pushing email campaigns, collaborate with publications, offer sale promotions and organize promotional events to increase customer interaction.

BUILDING A STRONG ONLINE PRESENCE

Our operating subsidiary has established a strong online presence across multiple social media platforms.

LEVERAGING ONLINE MEDIA FOR CUSTOMER INTERACTION

The use of online media and social networking platforms allows our operating subsidiary to reach out to potential and existing customers and obtain instant feedback on our operating subsidiary' s products and interact with one another on our operating subsidiary' s social networking platforms.

CREATIVE CONTENT CREATION WITH MS. YOUNG

Since Ms. Young is a beauty vlogger, the creative and marketing team produces posters and videos where Ms. Young broadcasts her product reviews, skincare and haircare routine and tips. Our operating subsidiary also creates daily content which showcases the products, their usage, and promotions available on our websites, including but not limited to posts, stories, and short videos. These social contents allow our operating subsidiary to interact with the customers daily and are conducive to nurturing a loyal customer base as it provides customers a platform to express their opinions.

INTEGRATION OF ONLINE AND OFFLINE CHANNELS

01

Our operating subsidiary's strategic integration of both online and offline channels has created a holistic shopping experience that caters to the diverse needs of our operating subsidiary's customers and effectively reach out to more customers.

02

Customers who are engaged at our operating subsidiary's online channels can experience the convenience of purchasing products online while referring to product ratings and written reviews published online, and at the same time allowing them to either request for home delivery or pick up at a designated store which may further drive traffic into the retail stores.

03

By directing online viewers to the retail stores, our operating subsidiary provides them with one-on-one product consultations and tutorials which enriches their consumer experience and fostering brand loyalty. This interaction between our operating subsidiary's online and offline channels not only enhances customer satisfaction but also strengthens the brand of our operating subsidiary's overall position and market presence.



Review Order
WAITING FOR REVIEW
1
COMMENT NOW
Fresh Faced
Rachel
Bubbly wash
very nice texture and feel fresh after using, very nice.
PITANIUM V.I.P.
PITANIUM
V.I.P
Your Code
01234
HKD 0
USD 0
PITANIUM

AN EXPERIENCED AND LOYAL TEAM

01.

Our operating subsidiary is led by Ms. Young and Mr. Wong, our operating subsidiary's co-founders, together with an experienced and dedicated management team with extensive operational expertise and in-depth understanding of the beauty and personal care industry in Hong Kong.

02.

Our operating subsidiary also has a dedicated workforce who work on all levels of operations, ranging from shop managers, sales associates, creative and marketing team, to general supporting staff. By providing adequate training to our operating subsidiary's staff and by enhancing their awareness on leading a healthy life, staff are trained to recommend products to customers in order to cater for their needs and adopt fair selling tactics.

03.

Attributed to the expertise and in-depth knowledge of our operating subsidiary's senior management team and the dedication of the workforce, our operating subsidiary is well-positioned to achieve further growth and to take advantage of the various market opportunities in the future.

04.

The active pursuit of our operating subsidiary's senior management team in health and beauty have laid a strong foundation for establishing the brands. The senior management's dedication, extensive experience and in-depth knowledge in the industry has played a critical role in the development of our operating subsidiary's business, which differentiates us from our competitors and contributes to our operating subsidiary's growth.

FUNCTION / NUMBER OF EMPLOYEES

Senior management (including executive directors)
4 employees

Production design and development
3 employees

Creative and Marketing
5 employees

Retail store managers and sales associates
21 employees

Customer service
4 employees

INDUSTRY OVERVIEW (CONT' D)

Value of Beauty and Personal Care Product Retail Sales By Sales Channel (Hong Kong), 2018-2028E

CAGR	2018-2023	2024E-2028E
Total Retail Sales	-8.6%	6.3%
Online Retail Sales	13.6%	8.9%
Offline Retail Sales	-10.2%	6.0%



Billion (HKD)
Online Retail Sales
Offline Retail Sales
% of Online Retail Sales to Total Retail Sales
40,000
30,000
20,000
10,000
34,668.2
30,102.1
15,056.3
15,512.0
15,927.8
22,137.5
23,465.8
24,991.0
26,490.5
28,212.4
29,989.8
4.1%
6.6%
11.2%
15.2%
18.0%
12.3%
10.4%
10.6%
10.9%
11.2%
11.4%
2018
2018
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E
20
15
10
5
0
-5
-10
-15
-20
-25
-30
-35

Source: Frost & Sullivan

INDUSTRY OVERVIEW (CONT' D)

The online retail sales of beauty and personal care product has attained HK$2,716.9 million in 2023, representing a CAGR of 13.6% from 2018 to 2023, owing to the emergence of both direct-to-consumer and marketplace platforms selling related products in the early 2010s. It is expected to reach HK$3,419.8 million in 2028, representing a CAGR of 8.9% during 2024 to 2028, which is attributed to (i) the establishment of e-commerce platform of the market participants of the beauty and personal care product market has been comparatively recent; and (ii) the adoption of OMO business model in the beauty and personal care product sector has fostered a one-stop shopping experience for consumers, which contributes to an increased customer confidence and loyalty in purchasing beauty and personal care product with sophisticated specifications; and (iii) owing to growing health consciousness and rising popularity of emerging beauty brands, favoring its long-term development.

The offline retail sales of beauty and personal care products in Hong Kong decreased from HK$33,232.1 million in 2018 to HK$19,420.6 million in 2023, at a CAGR of -10.2%. The decline in 2019 and 2020 was attributed to the drop in number of visitors and COVID-19 outbreak that the offline retail stores were closed, which led to the downturn of offline retail sales in Hong Kong. With the reopening of the border and the resumption of tourism, the offline retail sales of beauty and personal care product in Hong Kong increased from HK$13,059.2 million in 2022 to HK$19,420.6 million in 2023. In line with the overall retail sales market, the outlook of the offline retail sales of beauty and personal care product in Hong Kong remains positive and is expected to reach HK$26,570.0 million in 2028, representing a CAGR of 6.0% from 2024 to 2028.

Source: Frost & Sullivan

INDUSTRY OVERVIEW (CONT'D)

MARKET DRIVERS & TRENDS

GROWING HEALTH CONSCIOUSNESS

As incomes rise among residents in Hong Kong, there is a growing pursuit of higher living standards, leading to increased focus on health care. However, the demands of busy, fast-paced lifestyles have negatively impacted overall well-being, leaving many individuals in less than optimal health. In response to the desire for improved living conditions and better health, people in Hong Kong are increasingly aware of personal health issues and are turning to personal care. This heightened health consciousness is anticipated to drive growth in the retail market for health and beauty and personal care products.

RISING POPULARITY OF EMERGING BEAUTY BRANDS

In recent years, new beauty and personal care product brands have gained significant popularity in Hong Kong. Their growing presence on social media has raised consumer awareness in this segment, leading to shifts in beauty and personal care product consumption trends. An increasing number of consumers are broadening the range of beauty and personal care products they use and are purchasing them more frequently, influenced by innovative marketing strategies like KOL (Key Opinion Leader) marketing. This trend is further boosting retail sales revenue for beauty and personal care products in Hong Kong.

PRODUCTS DESIGNED TO MEET SPECIFIC NEEDS

The beauty and personal care products market is well-established, leading to a high degree of similarity among products and creating intense competition. To thrive, beauty brands must differentiate their offerings to attract and retain customers. For instance, hair care products like shampoos can be tailored to meet specific needs, such as energizing and refreshing effects for men, and extra softness and moisture for women. By focusing on end-user scenarios and addressing the unique needs of specific consumer groups, beauty brands can significantly enhance customer satisfaction and more effectively retain loyal customers.

Source: Frost & Sullivan

INDUSTRY OVERVIEW (CONT' D)

Ranking and market share of Hong Kong-based beauty and personal care product companies by revenue in Hong Kong for FY2024

RANK	MARKET PARTICIPANT	ESTIMATED RETAIL SALES REVENUE (HK$million)	MARKET SHARE (%)
1	The Group	74.9	0.02
2	The Preface	37.9	0.01
3	Nude Story	26.2	0.01
	Top 3 subtotal	*139.1*	*0.04*
	Others	*390,510.9*	*99.96*
	Total	**390,650.0**	**100.00**

The Group, The Preface, and Nude story are the top three Hong Kong-based players in the Hong Kong beauty and personal care product industry for FY2024, collectively accounting for 0.04% of the total retail sales value of beauty and personal care product in Hong Kong.

The Group ranked first among local beauty brands, achieving an estimated HK$ 74.9 million.

Source: Frost & Sullivan

FINANCIAL HIGHLIGHTS



Revenue
(HK'000)
FY 2023
68,197
FY 2024
74,930
Income before
Income Tax Expense
(HK'000)
FY 2023
12,060
FY 2024
10,419
Net Profit
(HK$'000)
FY 2023
10,255
FY 2024
8,896

HK$' 000	AS AT SEPTEMBER 30,2023	AS AT SEPTEMBER 30,2024
Non-current assets	18,531	10,416
Current assets, including:	25,384	25,731
Cash	18,974	16,964
Total assets	***43,915***	***36,147***
Current liabilities	28,315	22,269
Non-current liabilities	5,440	2,150
Total liabilities	***33,755***	***24,418***
Equity	***10,160***	***11,729***

GROWTH STRATEGIES

01.
Enhancing customer experience through launching a mobile application

02.
Developing a new line of products solely for home treatment

03.
Expanding our operating subsidiary’ s product portfolio and explore new suppliers

04.
Further enhancing our operating subsidiary’ s marketing strategies

USE OF PROCEEDS

- Approximately 15% of the net proceeds for enhancing customer experience through launching a mobile application
- Approximately 20% of the net proceeds for developing a new line of products solely for home treatment
- Approximately 15% of the net proceeds for expanding our product portfolio and explore new suppliers
- Approximately 20% of the net proceeds for further enhancing our marketing strategies
- Approximately 30% of the net proceeds for funding working capital and for other general corporate purposes

ENHANCE CUSTOMER EXPERIENCE

In anticipation of our continued growth, our operating subsidiary plans to launch a mobile application to further enhance customer engagement. Recognizing the pervasive influence of mobile technology in modern consumer behavior, our operating subsidiary aims to seamlessly integrate the online store and retail stores into a cohesive digital platform that will offer customers an immersive and convenient shopping experience.

THE MOBILE APPLICATION

The mobile application is envisioned to serve as a dynamic gateway for customers to explore the retailer' s extensive range of skincare, haircare, and cosmetic products with ease and efficiency. By leveraging the capabilities of a mobile application, our operating subsidiary intends to deliver highly personalized and relevant contents to cater to the individual preferences and needs of our operating subsidiary' s diverse customer base. Customers will be able to compare prices, view product recommendations, get exclusive offers, read reviews, watch product tutorials, learn skincare and haircare routines, access digital membership cards and coupons, etc., on their mobile phone.

Such approach aligns with the brands PITANIUM and BIG PI' s mission to empower customers with the tools they need to enhance their beauty rituals and wellness routines. The mobile application will enhance customer interaction with the brand by incorporating interactive features, such as virtual try-on tools, skin and scalp analysis and real-time product consultations. Through this strategic initiative, our operating subsidiary seeks to deepen customer loyalty, drive sales growth, and solidify our operating subsidiary' s position as a trailblazer in the competitive landscape of beauty and wellness retail.


PITANIUM

NEW LINE FOR HOME TREATMENT


PITANIUM
Let's get Face-sical

Our operating subsidiary plans to develop innovative and high-quality skincare and haircare products, especially for treatments that take place at customers' own home, which will provide customers with convenient and effective solutions to address their beauty and wellness needs and recreate the spa experience in the comfort of their own homes.

Our operating subsidiary intends to mainly develop all-inclusive, easy-to-use home facial kits, containing products for cleansing, toning, hydrating, exfoliating, moisturizing and nourishing various skin types, tailored to promote relaxation, rejuvenation, and effective skincare routines. It is envisaged that combining home treatment products with the forthcoming mobile application can create a powerful synergy, enhancing user experience, providing personalized guidance through video tutorials and fostering engagement in the community.

EXPAND PRODUCT PORTFOLIO & EXPLORE NEW SUPPLIER

Our operating subsidiary successes largely depends on our ability to generate and sell new products that can meet our standards, customer preferences and changing market demands. Our operating subsidiary’ s management considers the continued supply of new and quality products as an important factor in retaining our operating subsidiary’ s customer base.

Our operating subsidiary intends to expand product portfolio by hiring a product expansion manager who has extensive experience in the skincare, haircare and cosmetics industry to assist in identifying new products with high marketability, collaborating with suitable suppliers, attending trade fairs, exhibitions and conducting a feasibility study and research on new products and new markets.

ENHANCE MARKETING STRATEGIES

Our operating subsidiary plans to enhance brand awareness by diversifying our operating subsidiary' s marketing approaches.


PITANIUM
PITANIUM
PITANIUM

Our operating subsidiary currently operates an online shop under the website - www.pitanium.com. Our operating subsidiary plans to transform this webpage into a lifestyle information portal by integrating more original editorial content such as blogs, guides, beauty tips, videos and articles.

Such an approach aims to enhance customer retention rates and provide a platform for customers to consume educational and entertaining content.

Our operating subsidiary also intends to deploy more mainstream media such as television, billboards, newspapers, magazines, advertising in mass transit railway stations and mobile phone applications to reach out to the public mass.

BOARD OF DIRECTORS AND MANAGEMENT TEAM

Ms. Yuen Yi Young

Chairwoman and Director

Ms. Young is the Director and Chairwoman of the Board of Directors of our Company. She co-founded and served as a director for Here We Seoul-Minus Plus Ltd, a beauty and wellness company, from March 2017 to April 2022. She also co-founded KM Han Spa Limited during the same period, focusing on operations and customer satisfaction. Since December 2013, she has been a co-founder and director of HWS, a retailer in Hong Kong for proprietary beauty products. Additionally, she was a director and professional make-up artist at LY Styling Company from December 2012 to December 2014, bringing over ten years of experience in the beauty industry.

Mr. Ying Yeung Wong

Chief Executive Officer and Director

Mr. Wong is the Director and Chief Executive Officer of our Company and co-founder of HWS, established in December 2013. He leads the marketing and creative team, engages in strategic decision-making, and drives business development, enhancing PITANIUM's reputation as a premier online beauty brand in Hong Kong. Recognized as an authority in online advertising, he has been featured in various media and invited by companies like Google and Facebook to share his expertise. Previously, he held marketing director roles at Here We Seoul-Minus Plus Ltd and K-Medi Han Limited, focusing on sales growth and brand equity. Mr. Wong holds a Bachelor of Arts in Business Management from the University of Northumbria.

Mr. Yau Mok

Chief Financial Officer

Mr. Mok is the Chief Financial Officer of our Company. He has over 20 years of experience in corporate finance and management. Prior to joining our Company, Mr. Mok held various positions in the insurance and finance industry. From 2005 to 2023, Mr. Mok worked in FWD Life Insurance Company (Bermuda) Limited with the last position as a branch manager. Mr. Mok joined Avam Limited in November 2017 and served as the chief financial officer of Avam Limited from December 2018 to February 2025. Mr. Mok obtained a Degree of Master of Business Administration from The University of Wales in November 2015.

BOARD OF DIRECTORS AND MANAGEMENT TEAM

Ms. Kui Gee Jennifer Lee

Independent Director Nominee

Ms. Lee is set to become an independent director, chairwoman of the nominating committee, and a member of both the audit and compensation committees. She has over 11 years of experience in education administration, serving as the director of Tots Education Centre in Hong Kong since November 2012, where she is responsible for development and operations. Ms. Lee holds a Master of Arts in School Guidance and Counselling and a Bachelor' s degree in Liberal Arts and Psychology/Sociology from SUNY Stony Brook University. Additionally, she has certifications in educational administration and management from the College of Birmingham and the Asian College of Teachers.

Mr. Achilles Cheong Lung Lui

Independent Director Nominee

Mr. Lui will be appointed as an independent director and will be the chairman of the compensation committee and a member of the nominating committee and the audit committee. From December 2013 to December 2014, he was a buyer of electrical components at ASM Pacific Technology Limited. Thereafter, he has been working as a marketing manager at Great Wall Enterprise since March 2014. From January 2010 to August 2011, he served as a data analyst at Butler Hill in Seattle. He became a part-time marketing executive at Great Wall Enterprise from June 2007 to November 2011. Mr. Liu obtained a Bachelor of Science in with a major in computing, with a minor in marketing from the Hong Kong Polytechnic University in October 2011.

Mr. Wai Hei Cheng

Independent Director Nominee

Mr. Cheng will be appointed as an independent director, serving as the chairman of the audit committee and a member of the compensation and nominating committees. He has over 10 years of experience in audit and company secretarial roles. Currently, he is the financial controller and company secretary of Min Fu International Holding Limited since December 2021. Mr. Cheng has held key positions in various listed companies, including Chi Kan Holdings Limited and Win Win Way Construction Holdings Ltd. He holds a Master's in Business Administration from Hong Kong Polytechnic University and a Bachelor of Science in Accounting and Finance from Leeds Beckett University. He is a fellow of the ACCA and a member of the Chartered Governance Institute.

CONTACT

PITANIUM

Issuer:
Pitanium Limited

Email:
liam@pitanium.com
Tel:
+852-6206-2950
Address:
30/F, Gravity, 29 Hing Yip Street,
Kwun Tong, Hong Kong

CATHAY SECURITIES, INC

Underwriter:
Cathay Securities, Inc.

Email:
service@cathaysecurities.com
Tel:
+1-855-939-3888
Address:
40 Wall Street Suite 3600,
NY, NY 10005 USA